Exhibit 99.1

FOR IMMEDIATE RELEASE	July 30, 2014
Media Contact: Joseph Barrios, (520) 884-3725
Financial Analyst Contact: Chris Norman, (520) 884-3649

ADMINISTRATIVE LAW JUDGE RECOMMENDS APPROVAL OF UNS ENERGY ACQUISITION

Tucson, Ariz. - An administrative law judge has recommended approval of the proposed acquisition of UNS Energy Corporation (NYSE:UNS) by a subsidiary of Fortis Inc. (TSX:FTS), Canada’s largest investor-owned gas and electric distribution utility holding company.

In a Recommended Opinion and Order filed July 29, Judge Jane L. Rodda concluded that the transaction would serve the public interest and should be approved by the Arizona Corporation Commission (ACC) subject to a settlement endorsed by both companies as well as by ACC Staff, the Residential Utility Consumer Office (RUCO), customer representatives, labor unions and other parties.

The ACC is tentatively set to consider the recommendation at an open meeting scheduled for August 12-13. The ACC could endorse, reject or modify the proposed order. If the ACC approves the acquisition during this meeting, the transaction is expected to be completed by the end of August 2014.

Under terms of the settlement as adopted in the recommended order, customers of UNS Energy subsidiaries Tucson Electric Power (TEP) and UniSource Energy Services (UES) would receive bill credits totaling $10 million in the first year after the transaction is completed and $5 million annually in years two through five. Fortis also has agreed to invest $220 million of equity into the utilities, $20 million more than was proposed in the merger agreement signed by the two companies in December 2013.

“We’re pleased the administrative law judge has recognized the substantive benefits that would be created by this transaction,” said David Hutchens, UNS Energy’s President and CEO. “We are looking forward to the ACC’s approval and to sharing those benefits with our customers beginning later this year.”

The $4.3 billion acquisition, which includes the assumption of $1.8 billion in debt, has been reviewed and approved by the Federal Energy Regulatory Commission and the Committee on Foreign Investment in the United States. Requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 also were satisfied, leaving the ACC’s consideration as the final regulatory review.

If the transaction is completed, TEP and UES will remain headquartered in Tucson under local control with current management and staffing levels and no planned changes to existing operations. The settlement also includes dividend limitations and other measures intended to protect each regulated utility and its customers. It also would require that UNS Energy establish a board of directors, with a majority of independent members as well as requiring a majority be comprised of Arizona residents.

The recommended order, the settlement and additional details about the proposed acquisition are available online at uns.com/acquisition.

About UNS Energy:

UNS Energy is a Tucson, Arizona-based company with consolidated assets of approximately $4 billion. UNS Energy subsidiary Tucson Electric Power serves approximately 414,000 customers in southern Arizona. UNS Energy subsidiary UniSource Energy Services provides natural gas and electric service for approximately 243,000 customers in northern and southern Arizona. UNS Energy shares are listed on the New York Stock Exchange and trade under the symbol UNS. To learn more, visit www.uns.com.

About Fortis:

Fortis is the largest investor-owned gas and electric distribution utility in Canada, with total assets of approximately $18.6 billion and fiscal 2013 revenue exceeding $4 billion. Its regulated utilities account for approximately 90% of total assets and serve approximately 2.5 million customers across Canada and in New York State and the Caribbean. Fortis owns non-regulated hydroelectric generation assets in Canada, Belize and Upstate New York. The Corporation's non-utility investment is comprised of hotels and commercial real estate in Canada. For more information, visit www.fortisinc.com or www.sedar.com.

Forward Looking Statements

Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to UNS Energy’s and its subsidiaries’ future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the timing and consequences of the Fortis acquisition, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the Fortis transaction will not be satisfied or waived; the ability to obtain regulatory approvals of the Fortis transaction on the timing and terms thereof; state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of our pension and other retiree benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; cyber attacks or challenges to our information security; and the performance of TEP's generating plants; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. UNS Energy and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.